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[Hecla Logo]                                                          Exhibit 99
                                                                         2001-16
     NEWS RELEASE



                 HECLA COMPLETES $5.5 MILLION PRIVATE PLACEMENT

                              FOR IMMEDIATE RELEASE
                                 August 28, 2001

     COEUR D'ALENE, IDAHO - Hecla Mining Company (HL & HL-PrB:NYSE) today announced that a private placement of 5.7 million shares with its pension plans for $5.5 million has been completed. The privately placed shares are restricted from trading for one year without registration.
     Hecla's pension plans, with assets of more than $55 million, surpass the projected obligations by more than $18 million, as of June 30, 2001. An independent fiduciary consultant determined that the private placement was an appropriate investment for the plans. Hecla Chairman and Chief Executive Officer Arthur Brown said, "As the precious metals price cycle changes in our favor, as we believe it must, this investment by Hecla's pension funds has tremendous upside potential to increase the fund value even more."
     According to Brown, Hecla's plan is to continue to cut costs at both the corporate and operational levels while building up sufficient cash and financial stability to invest in new low-cost projects and properties. Brown said, "The transaction strengthens our balance sheet, gives us financing to look at future opportunities and provides cash to move the company forward. This private placement is a step in the right direction for Hecla, as was our recent agreement in principle with the U.S. government to cap the majority of our environmental expenditures."
     Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines and processes silver and gold in the United States, Venezuela and Mexico. Precious metals production for Hecla during 2001 is expected to be just under 8 million ounces of silver and approximately 160,000 ounces of gold. A 110-year-old company, Hecla has long been well known in the mining world and financial markets as a primary silver producer. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.
     Statements made which are not historical facts, such as anticipated payments, production, sales of assets, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not



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limited to, metals price volatility, volatility of metals production, project development risks and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

  Contact:  Vicki J. Veltkamp, vice president - investor and public relations,
                                  208/769-4144
     Hecla's Home Page can be accessed on the Internet at: http://www.hecla-
                                   mining.com